UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 3, 2010
H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
As previously reported in a Current Report on Form 8-K filed on December 11, 2009, H&R Block, Inc. (the “Company”) announced an agreement between RSM McGladrey, Inc. (“RSMM”), an indirect wholly-owned subsidiary of the Company, and McGladrey & Pullen, LLP (“M&P”), to renew their business relationship. As a result, on February 3, 2010, RSMM entered into (i) the Governance and Operations Agreement, by and among RSMM, the Company and M&P (the “Governance Agreement”) and (ii) the Amended and Restated Administrative Services Agreement, by and among RSMM, M&P and the Company (the “Administrative Services Agreement”). A copy of the press release issued by RSMM concerning these agreements is furnished herewith as Exhibit 99.1.
The Governance Agreement is effective as of February 3, 2010 (except as otherwise provided) and the Administrative Services Agreement will become effective as of May 1, 2010 and, until such date, the terms of the Administrative Services Agreement, dated January 30, 2006 (as amended on June 1, 2008), by and between RSMM and M&P (the “2006 ASA”) will remain in effect.
Pursuant to the Governance Agreement, the parties agreed to change certain aspects of the organizational structure, governance framework and financial and business arrangements constituting the alternative practice structure between RSMM and M&P (the “APS”) by May 1, 2010. The parties agreed to establish a Compensation Subcommittee and to change certain compensation arrangements relating to the APS, including but not limited to a regular compensation plan with a 33/67 split of the net income from RSMM operations. In addition, the parties agreed to work together on development expenditures, acquisitions and branding. Furthermore, the parties have agreed that they are bound by the final award of the arbitration panel, dated as of November 24, 2009, regarding the applicability and enforceability of the restrictive covenants set forth in the Operations Agreement described in Item 1.02 of this Current Report on Form 8-K (the “Original Restrictive Covenants”); provided, however, that the parties have agreed to modify the terms of the Original Restrictive Covenants such that following termination of the Administrative Services Agreement, M&P is generally prohibited from (i) engaging in businesses in which RSMM operates in for seventeen (17) months, (ii) soliciting clients or potential clients of RSMM or any of its subsidiaries or affiliates for twenty-nine (29) months, and (iii) soliciting employees of RSMM or any of its subsidiaries or affiliates for twenty-four (24) months. The Governance Agreement will terminate automatically upon termination of the Administrative Services Agreement as described in the following paragraph.
Pursuant to the Administrative Services Agreement, the parties have agreed to modify certain agreements with respect to the rights and obligations of the parties set forth in the 2006 ASA by amending and restating the 2006 ASA in its entirety on the terms and conditions set forth in the Administrative Services Agreement, effective as of May 1, 2010. The Administrative Services Agreement shall continue for a period of five years (unless terminated sooner) and will be automatically extended for five additional years on each five-year anniversary of the May 1st effective date. The Administrative Services Agreement may be terminated, in addition to other events, if there is a legislative or regulatory change making the Administrative Services

Agreement unlawful in whole or in material part or pursuant to the escalation and resolution process. In connection with the Administrative Services Agreement, the parties agreed to withdraw as of February 3, 2010 their respective notices of termination of the 2006 ASA, as previously reported by the Company on Current Reports on Form 8-K dated September 15, 2009 and July 21, 2009. The parties also agreed that RSMM will provide certain administrative services to M&P that do not involve the provision of Public Accounting Services and M&P will pay to RSMM an annual administration fee for all of the administrative services performed of three percent (3%) of M&P’s portion of certain shared overhead costs. In addition, the parties agreed to share certain overhead costs, allocate occupancy costs by entering into a sublease agreement, and create a framework for each party to subcontract professional services to the professionals employed by the other party.
Item 1.02. Termination of a Material Definitive Agreement.
On February 3, 2010, RSMM, the Company and M&P terminated the Operations Agreement, dated as of August 2, 1999, by and among M&P, MP Active Partners Trust, Mark W. Scally, Thomas G. Rotherham, RSMM, RSM McGladrey Business Services, Inc. (formerly known as HRB Business Services, Inc.) and the Company (the “Operations Agreement”), and replaced it with the Governance Agreement described in Item 1.01 of this Current Report on Form 8-K. Pursuant to the Operations Agreement, RSMM and M&P made certain agreements regarding the respective business operations of RSMM and M&P.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press release issued on February 5, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2010	H&R BLOCK, INC.
	By:	/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary

EXHIBIT INDEX
Exhibit 99.1	Press release issued on February 5, 2010.